Exhibit 10.2

AMENDMENT N°1 TO THE SECURITIES PURCHASE AGREEMENT WITH RESPECT TO ADVANCED THERAPY LOGISTICS AND SOLUTIONS SAS

This amendment n°1 to the securities purchase agreement with respect to Advanced Therapy Logistics And Solutions SAS dated as of August 21st, 2020 (the “Amendment Agreement”) is entered into by and between:

(1)	Cryoport, Inc., a corporation organized under the laws of the State of Nevada having its principal place of business at 112 Westwood Place – Suite 350, Brentwood, Tennessee 37027, duly represented and authorized for the purposes hereof (hereinafter referred to as the "Purchaser" or "Cryoport"); and

(2)	Cryoport Netherlands B.V., a Dutch company having its registered office located at Parellaan 18, 2132WS Hoofddorp, Netherlands and registered within the Netherlands Chamber of Commerce Business Register under number 858683751 (RSIN) and 000039547469 (establishment number), duly represented and authorized for the purposes hereof ("Cryoport Netherlands");

On the one hand,

And each of:

(3)	Hivest I FPCI, a fonds professionnel de capital investissement governed by articles L. 214-159 et seq. of the French Code monétaire et financier, represented by its management company (société de gestion), Hivest Capital Partners, a company (société par actions simplifiée) organized under the laws of France, having its registered office at 24, rue de Prony, 75017, Paris, France, registered with the trade and companies registry of Paris under number 823 869 979 (hereinafter referred to as "Hivest Capital Partners"), represented by Mr. Cédric Lépée, duly authorized for the purposes hereof;

(4)	ATLAS Co-Invest FPS, a fonds professionnel spécialisé represented by its management company (société de gestion), Hivest Capital Partners, a company (société par actions simplifiée) organized under the laws of France, having its registered office at 24, rue de Prony, 75017, Paris, France, registered with the trade and companies registry of Paris under number 823 869 979, represented by Mr. Cédric Lépée, duly authorized for the purposes hereof;

(5)	Tikehau Direct Lending IV, a sub-fund of Tikehau Investment II S.C.S, SICAV-SIF, an investment company with variable capital (société d’investissement à capital variable) organised as multi sub-fund specialised investment fund (fonds d’investissement spécialisé) established as a limited partnership (société en commandite simple), incorporated under the laws of the Grand-Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B-215.556 and having its registered address at 60, avenue J.F. Kennedy, L-1855 Luxembourg Grand Duchy of Luxembourg, represented by Tikehau General Partner II S.à r.l., a limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand-Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B-215.499 and having its registered office at 60, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, acting in its capacity of general partner of Tikehau Investment II S.C.S, SICAV-SIF, itself represented by Tikehau Investment Management acting in its capacity of alternative investment fund manager and duly represented for the purposes hereof;

(6)	Tikehau Mercati Privati Europei, an Italian non-reserved closed-ended alternative investment fund (fondo di investimento alternativo di tipo chiuso non riservato) represented by its management company Tikehau Investment Management, a French société par actions simplifiée, having its registered office at 32, rue de Monceau 75008, Paris, France, registered with the Paris Register of Commerce and Companies under number 491 909 446 and duly represented for the purposes hereof;

(7)	MTDL, a special limited partnership (société en commandite spéciale) incorporated under the laws of the Grand-Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B-231.397 and having its registered office at 60, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, represented by Tikehau General Partner II S.à r.l., a limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand-Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B-215.499 and having its registered office at 60, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, acting in its capacity of general partner of MTDL, itself represented by Tikehau Investment Management acting in its capacity of alternative investment fund manager and duly represented for the purposes hereof;

(8)	FPCI Swen CO-Invest 2, a fonds professionnel de capital investissement managed by Swen Capital Partners, a French société anonyme having its registered office located at 20-22 rue Vernier, 75017, Paris, France, registered with the trade and companies registry of Paris under number 803 812 593 and duly represented for the purposes hereof;

(9)	Mr. Cédric Picaud, born on 9 December 1974 in Saint-Martin-d'Hères (38) residing 356, Chemin du Cret, 01170 GEX, France;

(10)	Mr. Guillaume Chevillon, born on 21 April 1981 in Paris 14e (75) residing 29, rue de la Fontaine au Roi, 75011 Paris, France;

(11)	Mrs. Karine Gradziel, born on 12 December 1966 in Mans (72) residing 23, Avenue Balzac, 94210 Saint-Maur-des-Fossés, France;

(12)	Mr. Tangi Tremorin, born on 5 avril 1975 in Léhon (22) residing 344, Route de la Carnalaz, 73420 Drumettaz Clarafond, France;

(13)	Mrs. Berangere Delahaye, born on 23 February1976 in Versailles (78) residing 11, rue Eugène Carrière, 75018 Paris, France;

(14)	Mr. Sebastien Oudard, born on 29 November 1975 in Romilly-sur-Seine (10) residing 15, Lotissement du Chemin Neuf, 42410 Chavanay, France;

(15)	Mr. Nicolas Pedrono, born on 7 May 1975 à Caen (14) residing R Palmeiras 53 4C, Parede, 2775-347 Parede, Portugal;

(16)	Mr. Mark Pettler, born on 26 December 1963 in Hartlepool (Angleterre) residing 3, Weyview Close, Guildford, Surrey GU1 1HN, United Kingdom;

(17)	Mr. Girish Pattathil Radhakrishnan, born on 3 December 1959 in Mannur, Kerala (Inde) residing 307 Silver Creast, C Wing RAHEJA VIHAR, Chandivali Studio, Chandivali, Andheri East, Mumbai, Maharashtra 400072, India; and

(18)	Mr. Wasim Dawood Dingankar, born on 10 August 1974 in Mumbai, Maharashtra (Inde) residing Carlton Patalipada Carlton CHSL, Flat 301 9th Floor, Hiranandani Estate, Ghod Bunder, Road, Thane, 400607, India;

the Parties listed under (3) to (18) above, acting severally but not jointly (conjointement mais non solidairement), are hereinafter referred to collectively as the "Sellers" and individually as a "Seller".

On the other hand.

The Purchaser and the Sellers are hereinafter referred to collectively as the "Parties" and individually as a "Party".

In the presence of:

(19)	Advanced Therapy Logistics And Solutions, a société par actions simplifiée organized under the laws of France, having its registered office at 24, rue de Prony, 75017, Paris, France, registered with the trade and companies registry of Paris under number 841 182 272, represented by Mr. Cédric Picaud duly authorized for the purposes hereof (hereinafter referred to as "ATLAS" or the "Company").

Capitalized terms not otherwise defined in this Amendment Agreement shall have the meaning ascribed to them in the Securities Purchase Agreement (as this term is defined below).

Whereas:

(A)	On 21 August 2020, the Parties entered into a securities purchase agreement in respect of the acquisition by the Purchaser from the Sellers of 100% of the Transferred Securities (the “Securities Purchase Agreement”).

(B)	In accordance with the provisions of clause 5.1 of the Securities Purchase Agreement, the Parties were initially contemplating to hold the Closing of the Transaction on 30 September 2020. However, to address accounting constraints pertaining to the Cryoport group (to which the Purchaser belongs), the Parties have agreed to amend the Securities Purchase Agreement with a view to (i) agreeing on, and formalizing, a Closing Date by 1 October 2020, (ii) crystallizing the financial aggregates provided for under the Securities Purchase Agreement on 30 September 2020, in particular for the purpose of determining the Post-Closing Adjustment which shall remain based on Closing Balance Sheet as of 30 September 2020 and (iii) formalizing, subject to the terms and conditions hereof, the subrogation of Cryoport Netherlands into the contractual position of Cryoport (i.e., Cryoport assigning to Cryoport Netherlands its rights and obligations under the Securities Purchase Agreement but remaining fully jointly and severally liable with Cryoport Netherlands for any liability and obligation of Cryport Netherlands under the Securities Purchase Agreement including, inter alia, in respect of the payment to the Sellers of the Closing Payment, the amount of the Post-Closing Adjustment (if any) and, more generally, any other sums due by the Sellers under the Securities Purchase Agreement).

(C)	In order to reflect the foregoing, the Parties desire to amend certain provisions of the Securities Purchase Agreement and therefore enter into this Amendment Agreement.

It is hereby agreed as follows:

1.	Amendment of certain definitions of the Securities Purchase Agreement

1.1.	The Parties agree that the definition of "Actual Closing Net Debt" of the Securities Purchase Agreement is hereby amended and shall now read as follows:

“"Actual Closing Net Debt" means the actual Net Debt of the Group Companies as at 30 September 2020 as resulting from the Closing Balance Sheet as finally determined and agreed between the Sellers’ Representative and the Purchaser or as otherwise determined in accordance with Section 3.4(d);”.

1.2.	The Parties agree that the definition of "Actual Closing Working Capital" of the Securities Purchase Agreement is hereby amended and shall now read as follows:

“"Actual Closing Working Capital" means the actual Working Capital of the Group Companies as at 30 September 2020 as resulting from the Closing Balance Sheet as finally determined and agreed between the Sellers’ Representative and the Purchaser or as otherwise determined in accordance with Section 3.4(d);”.

1.3.	The Parties agree that paragraphs (iii) and (iv) of the definition of "Cash" of the Securities Purchase Agreement is hereby amended and shall now read as follows:

“(iii) “CFE Recovery”: the difference between (1) the total amount of CFE (cotisations foncières des entreprises) to be recovered by the French subsidiaries amounting to two hundred and ten thousand (EUR 210,000.00) (such amount is a fixed amount, mutually agreed by the Parties as such) and (2) the amount of CFE actually recovered at 30 September 2020 or, and without double counting, accounted in the Working Capital;

(iv) A fixed amount of one hundred sixteen thousand euros (EUR 116,000.00) placed in an escrow account for the benefit of Spirit as part of the new Tremblay lease, it being understood that this amount shall be decreased by the amount already recovered at 30 September 2020 or, and without double counting, the amount accounted in the Working Capital”.

The other provisions of the definition of "Cash" of the Securities Purchase Agreement shall remain unchanged.

1.4.	The Parties agree that the definition of "Existing Indebtedness" of the Securities Purchase Agreement is hereby amended and shall now read as follows:

"Existing Indebtedness" means all outstanding and unpaid amounts owing as at 30 September 2020 (in principal, interest, penalties and any other sums) by the Group Companies, pursuant to, or in connection with, the Existing Facilities (including, without limitation, all break fees due in connection with the voluntary prepayment of any sums due by the Company pursuant to, or in connection with the Existing Facilities), as determined in accordance with the terms of the Existing Facilities.”.

1.5.	The Parties agree that paragraph (iii), (ix), (x), (xii) and (xvii) of the definition of "Indebtedness" of the Securities Purchase Agreement is hereby amended and shall now read as follows:

“(iii) deferred purchase price of assets, property, securities, goods or services (in each case, other than in the ordinary course of business) including the non-contingent amount of any current or future obligations under any “earn-outs” or similar obligations (including, if non-contingent, (i) any amounts due to former owners of any Group Company or “Company notes” payable, and (ii) any amounts payable attributable to the period prior to 30 September 2020,

(…)

(ix) “Remaining Carve-Out Costs”: the difference between (1) one million four hundred thirty-two thousand euros (EUR 1,432,000.00) which corresponds to the budgeted carve-out costs (IT, rebranding, relocation from Bobigny to Tremblay, SAGE, accounting and finance) excl. VAT or its foreign equivalent as mutually agreed upon by the Parties and (2) carve-out costs, excl. VAT, having already being accounted as of 30 September 2020 (to the extend paid on or prior to 30 September 2020 or reflected in Working Capital), it being understood that if the Closing Date were 30-June-2020, the Remaining Carve-Out Costs would be one million two hundred thousand euros (EUR 1,200,000.00) as mutually agreed upon by the Parties,

(x) “Pension Costs”: an amount of one hundred seventy-six thousand euros (€176,000) for the purpose of the accrued and unpaid obligations in respect of severance due (and that should reasonably be payable during a period not exceeding 10 years after 30 September 2020) as mutually agreed upon by the Parties,

(…)

(xii) “Unpaid Settlement Not Covered”: the difference, if it is a positive amount, between (1) one hundred thousand euros (EUR 100,000.00) and (2) costs already accounted before 30 September 2020 (to the extend paid on or prior to 30 September 2020 or reflected in Working Capital) regarding the on-going litigation in Israel between PDP Courier Services Ltd and PDP Israël Ltd., an Israeli company registered under number 514694736 with the trade and companies registry (including costs and expenses incurred in connection to the litigation), it being understood that if the Closing Date were 31-July-2020, the Unpaid Settlement Not Covered would be fifty-nine thousand and one hundred euros (EUR 59,100.00),

(…)

(xvii) any amounts owed (and not paid at 30 September 2020) to Sellers or their Affiliates other than salary or compensation due to individual Sellers that are also an officer of employee of a Group Company solely for their salary or compensation for such services and excluding any compensation arising out of the AL/Hivest Transaction or the transactions contemplated by this Agreement,”.

The other provisions of the definition of "Indebtedness" of the Securities Purchase Agreement shall remain unchanged.

1.6.	The Parties agree that the definition of "Leakage" of the Securities Purchase Agreement is hereby amended and shall now read as follows:

“"Leakage" means, other than Permitted Leakage, the sum of the amounts resulting from any of the following events to the extent it would occur after the Effective Date and prior to, or as of, 30 September 2020 without being taken into account in the Purchase Price, Actual Closing Net Debt (notably through a decrease of the Cash or an Increase of the Indebtedness) or Actual Closing Working Capital (through, for example, an increase in payables and/or provisions):

(…)

(ii) any Transaction Costs incurred prior to 30 September 2020, not included in the Actual Closing Net Debt or the Actual Closing Working Capital, and to be paid after 30 September 2020;”.

The other provisions of the definition of "Leakage" of the Securities Purchase Agreement shall remain unchanged.

1.7.	The Parties agree that the definition of "Transaction Costs" of the Securities Purchase Agreement is hereby amended and shall now read as follows:

““Transaction Costs” means any fees, expenses or other costs agreed to be paid or paid by any Group Company after 30 September 2020 or prior to or on 30 September 2020 but not included in the Actual Net Debt or in the Actual Working Capital, in respect of (i) the Transaction or the transactions contemplated by this Agreement by any Group Company (to the extent such fees, expenses or other costs are paid or payable for the sole account of the Sellers) and (ii) the AL/Hivest Transaction or the transactions contemplated by the AL SPA by any Group Company (but excluding any Remaining Carve-out Costs). The amounts of the Transaction Costs as at 21 August 2020 are in Section 13.6.1 of the Data Room (minor changes may be expected as of 30 September 2020);”.

1.8.	The Parties agree that the last paragraph of clause 3.1(a) of the Securities Purchase Agreement is hereby amended and shall now read as follows:

“in each case as finally determined in accordance with Section 3.4(d) (the "Purchase Price").”.

The other provisions of clause 3.1(a) of the Securities Purchase Agreement shall remain unchanged.

1.9.	The Parties agree that the first paragraph of clause 3.4(d) of the Securities Purchase Agreement is hereby amended and shall now read as follows:

“Closing Balance Sheet; Computation of Post-Closing Adjustment. Within sixty (60) Business Days after the Closing Date, the Purchaser shall procure that the Company prepare a consolidated balance sheet (bilan consolidé) as at the start of business on 30 September 2020 (the "Closing Balance Sheet"), in the same format as the balance sheet included in Schedule 3.4(d), in accordance with the Accounting Principles and reviewed by Ernst & Young in compliance with applicable relevant Accounting Principles. As soon as reasonably practicable, and in any event by no later than five (5) Business Days after the Closing Balance Sheet has been made available to the Purchaser, the Purchaser shall deliver to the Sellers’ Representative a copy of the Closing Balance Sheet and a statement (the "Purchaser’s Statement"), signed by an authorized representative of the Purchaser, setting forth in reasonable detail a computation as of 30 September 2020 of the following amounts (the “Adjustment Amounts”) (i) the Indebtedness in the Closing Balance Sheet, (ii) the Cash in the Closing Balance Sheet, (iii) the Actual Closing Net Debt, (iv) the Actual Closing Working Capital, and (v) the Post-Closing Adjustment. As from the date of the delivery of the Purchaser’s Statement, the Purchaser shall, subject to reasonable notice, make available to the Sellers’ Representative the books, records and any other document and information relating to the Group Companies reasonably required by the Sellers’ Representative in connection with its review of the Closing Balance Sheet and the Purchaser’s Statement.”.

The other provisions of clause 3.4(d) of the Securities Purchase Agreement shall remain unchanged.

1.10.	The Parties agree that clause 5.1 (Date and Place of Closing) of the Securities Purchase Agreement is hereby amended and shall now read as follows:

“5.1.       Date and Place of Closing

The Closing takes place electronically through the DocuSign platform on October 1st, 2020 or at any other later date which is the last day of a month as notified by the Sellers’ Representative to the Purchaser with a 10-day prior notice at least but not later than the Long Stop Date (the "Closing Date").”.

1.11.	The Parties agree that the paragraph (iv) of clause 9(b) of the Securities Purchase Agreement is hereby amended and shall now read as follows:

“(iv) there has been no Leakage in the period from (and including) the Effective Date to (and including) 30 September 2020;”.

1.12.	With respect to any actions to be taken by the Group Companies on 1 October 2020, each Group Company shall maintain and carry on its business in the ordinary course of business as a going concern and there shall be no Leakage.

1.13.	The Parties agree that Schedule (F) (Calculation of Target Closing Working Capital – Specific policies) of the Securities Purchase Agreement is hereby amended and is fully replaced and restated by Schedule (F) (Calculation of Target Closing Working Capital – Specific policies) attached as Appendix 1 to this Amendment Agreement.

2.	Subrogation of Cryoport Netherlands in the rights and obligations of Cryoport under the Securities Purchase Agreement

2.1.	In accordance with clause 14.5(b) of the Securities Purchase Agreement, Cryoport hereby assigns all of its rights and obligations under the Securities Purchase Agreement to Cryoport Netherlands, its wholly-owned Affiliate.

2.2.	Cryoport Netherlands hereby accepts the foregoing assignment and hereby declares that (i) it has read the Securities Purchase Agreement and (ii) it assumes and agrees to perform and to be liable for each and every obligation of Cryoport, to the same extent as Cryoport, under the terms and conditions of the Securities Purchase Agreement including, inter alia, in respect of the payment to the Sellers of the Closing Payments, the amount of the Post-Closing Adjustment (if any) and, more generally, any other sums due by the Purchaser to the Sellers under the Securities Purchase Agreement.

2.3.	Cryoport shall remain jointly and severally liable with Cryoport Netherlands for the performance of the obligations (including payment obligations) under the Securities Purchase Agreement.

2.4.	The assignment, together with the joint and several commitment of Cryoport under this clause 2 and the Securities Purchase Agreement, shall become effective as from the date hereof.

2.5.	As a consequence of the foregoing, article 14.3 is hereby amended with respect to the Purchaser as follows:

“If to the Purchaser, to Cryoport Netherlands B.V.:

Cryoport Netherlands B.V.
Parellaan 18, 2132WS Hoofddorp, Netherlands
Attn: Robert Stefanovich (director); Yvonne
Theuns (director)
Email: RStefanovich@cryoport.com ;
ytheuns@cryoport.com

with a copy to:

Cryoport, Inc.
112 Westwood Place – Suite 350
Brentwood, Tennessee 37027
Attn: Robert Stefanovich (CFO) ; Tony Ippolito
(GC)
Email: RStefanovich@cryoport.com ;
tippolito@cryoport.com

McDermott Will & Emery AARPI
23, rue de l’Université
75007 - Paris
Attn: Me Bertrand Delafaye
Email: bdelafaye@mwe.com »

3.	Payment by the Purchaser of the Closing Purchase Price and the Existing Indebtedness

On the Closing Date, the Purchaser shall (i) pay the Closing Purchase Price and (ii) repay the Existing Indebtedness as per the instructions of the Sellers’ Representative as set out in Appendix 2 of this Amendment Agreement. The Purchaser shall be fully discharged by any payment made at the Closing Date in accordance with, and subject to, this Appendix 2.

The Purchaser declares that the funds used to satisfy its payment obligations under the Securities Purchase Agreement do not come from illegal activities or from activities which contradict, or are likely to contradict, the provisions of any and all anti-corruption Laws or Laws against money laundering, financing of terrorism or tax evasion and fraud applicable to it.

4.	Reiteration of the Representations and Warranties

The representations and warranties set forth in Article 8 of the Securities Purchase Agreement (Representations of the Sellers) and in Article 9 of the Securities Purchase Agreement (Representations and Warranties under the AL SPA) are repeated on the Closing Date.

5.	Waiver of Article 5.2(a)(i) of the Securities Purchase Agreement

According to Article 5.2(a)(i) of the Securities Purchase Agreement, the Sellers’ Representative shall deliver to the Purchaser the Accounts Closing Delivery on the Closing Date.

Prior to the date hereof, the Sellers’ Representative and the Purchaser have recognized and accepted that, given timing constraints, the Accounts Closing Delivery, the final version of which is being finalized pending review and comments from the Purchaser, will not be delivered on the Closing Date.

In order not the delay the completion of the Transaction on October 1, 2020, the Purchaser acknowledges and agrees to waive the condition set forth in Article 5.2(a)(i) provided that the Sellers’ Representative shall make its commercially reasonable efforts to assist, within the limit of its powers, the Purchaser in the finalization of such Accounts Closing Delivery no later than October 31, 2020 it being specified and agreed by the Parties that such reasonable assistance from the Sellers’ Representative shall not result in incurring the liability of the Sellers’ Representative, in any manner whatsoever.

For the sake of clarity, and notwithstanding the foregoing, the Parties hereby reiterate and agree that:

-	the definition of “Cash” under the Securities Purchase Agreement shall include any fees, including VAT, actually paid (or accounted and to the extent reflected in the Working Capital) to Crowe HAF or Daniel Plessis to prepare the Accounts Closing Delivery; and

-	the definition of “Unpaid Transaction Fees” under the Securities Purchase Agreement shall exclude the fees owed to Crowe HAF or Daniel Plessis for preparing the Accounts Closing Delivery.

6.	Miscellaneous

6.1.	Any reference to the Securities Purchase Agreement shall be a reference to the Securities Purchase Agreement as modified by this Amendment Agreement and the provisions of the Securities Purchase Agreement shall be interpreted and construed in the light of this Amendment Agreement.

6.2.	This Amendment Agreement shall come into force as from the date hereof.

6.3.	This Amendment Agreement shall not constitute an amendment or waiver of any other provisions (including its schedules) of the Securities Purchase Agreement not expressly referred to herein. Except as expressly amended and/or superseded hereby, the provisions of the Securities Purchase Agreement are, and shall remain, in full force and effect.

6.4.	The provisions of clauses 13 (Confidentiality) and 14 (Miscellaneous) of the Securities Purchase Agreement are incorporated by reference to this Amendment Agreement and shall apply mutatis mutandis.

7.	Electronic signature

7.1.	In accordance with articles 1366 and 1367 of the French civil code, this Amendment Agreement shall be signed electronically by each of the authorized representatives of the Parties hereto. Each Party acknowledges that it has received all the information required for the electronic signature of this Amendment Agreement and that it has signed this Amendment electronically in full knowledge of the technology used and its terms and conditions, and consequently waives any claim and/or legal action challenging the reliability of this electronic signature system and/or its intention to enter into this Amendment Agreement.

7.2.	In accordance with the provisions of article 1375 of the French Code civil, the obligation to deliver an original copy to each of the Parties hereto is not necessary as proof of the commitments and obligations of each Party to this Amendment Agreement. The delivery of an electronic copy of this Amendment Agreement directly by DocuSign to each Party shall constitute sufficient and irrefutable proof of the commitments and obligations of each Party to this Amendment Agreement.

Each Party acknowledge and agree, by exception to the provisions of article 1161 of the French Code Civil, that a Party to this Amendment Agreement may represent, and act in the name and on behalf of, another Party and, as such, to irrevocably waive its rights to require the invalidity and nullity of the Amendment Agreement or any other agreement or document entered into in accordance with the terms and conditions of the Amendment Agreement on the basis of article 1161 of the French Code Civil.

The effective date of signature of this Amendment Agreement shall be the date of signature certified by the DocuSign platform.

/s/ Robert Stefanovich	/s/ Robert Stefanovich

Cryoport, Inc.	Cryoport Netherlands B.V.
By: Mr. Robert Stefanovich	By: Mr. Robert Stefanovich

/s/ Cédric Picaud	/s/ Cédric Picaud

Hivest I FPCI	Mr. Cédric Picaud
Represented by Hivest Capital Partners SAS itself represented by Mr. Cédric Lépée

Mr. Guillaume Chevillon	Mr. Tangi Tremorin
By: Mr. Cédric Picaud

/s/ Cédric Picaud	/s/ Cédric Picaud

Mrs. Berangere Delahaye	Mr. Sebastien Oudard
By: Mr. Cédric Picaud	By: Mr. Cédric Picaud

/s/ Cédric Picaud	/s/ Cédric Picaud

Mr. Wasim Dingankar	Mr. Mark Pettler
By: Mr. Cédric Picaud	By: Mr. Cédric Picaud

/s/ Cédric Picaud	/s/ Cédric Picaud

Mr. Nicolas Pedrono	Mr. Girish Pattathil Radhakrishnan
By: Mr. Cédric Picaud	By: Mr. Cédric Picaud

/s/ Cédric Picaud	/s/ Diego Felipe Aponte

Mrs. Karine Gradziel	FPCI Swen Co-Invest 2
By: Mr. Cédric Picaud	By: Swen Capital Partners SA itself represented by Mr. Diego Felipe Aponte

/s/ Cédric Lépée	/s/ Vincent Leprevots

ATLAS Co-Invest FPS	Tikehau Direct Lending IV
By Hivest Capital Partners SAS represented by Mr. Cédric Lépée	By: Tikehau Associé II (SARL), itself represented by Tikehau Investment Management, itself represented by Mr. Vincent Leprevots

/s/ Vincent Leprevots	/s/ Vincent Leprevots

Tikehau Mercati Privati Europei	MTDL
By: Tikehau Investment Management, itself represented by Mr. Vincent Leprevots	By: Tikehau General Partner II (SARL) represented by Tikehau Investment Management itself represented by Mr. Vincent Leprevots

/S/ CÉDRIC PICAUD

Advanced Therapy Logistics and Solutions SAS
By: Mr. Cédric Picaud